Press Release	Source: Western Standard Energy Corp.

Western Standard Energy Corp. Announces Disappointing Results on Starbuck East Test Well

Thursday November 6, 5:00 pm ET

LONDON--(BUSINESS WIRE)--Western Standard Energy Corp., (OTCBB:WSEG - News), an oil and gas exploration company, has received confirmation from its operating partner Coastal Petroleum Co. that operations have been completed on the Federal 1-19 test well within the Starbuck East shallow gas prospect in Valley County, Montana. Western Standard has a 100% working interest in the well, with Coastal Petroleum Co., who has a 20% back-in working interest after payout.

Coastal Petroleum Co., in its report to Western Standard, dated November 5, 2008, states that the results of the well did not confirm commercial gas in either target formation, the Eagle or the Judith River, and recommends that no further operations be carried out. Including the initial drilling operation in October 2007, Western Standard has invested close to $500,000 in the Federal 1-19 well.

Commenting on the results of the most recent operations, which were intended to test the well in order to determine its commercial potential, Dan Bauer, President and Chief Executive Officer of Western Standard Energy Corp., stated, “This is a very disappointing result for the Company and no doubt, for its shareholders. Our management and advisors are now in the process of examining all of the data we have and are evaluating the Company’s future participation in the Starbuck East prospect.”

Western Standard now has 30 days to exercise its option to purchase a 50% interest in the approximately 37,000 acres (the “shallow gas assembly”) near the well location. The cost to exercise the option would be $1,000,000, payable in $200,000 instalments based on certain milestones related to permitting and drilling step-out wells.

About Western Standard Energy Corp.

Western Standard Energy Corp. is an independent oil and gas exploration company, traded on the OTC BB under the ticker symbol WSEG. Western Standard has secured a portfolio of exploration properties throughout Montana and North Dakota. Shareholders are invited to contact corporate communications toll free at (888) 956-7843 for further information.

Western Standard Energy Corp.

Dan Bauer, President

Contact:

Western Standard Energy Corp.

Dan Bauer, 1-888-956-7843

Investor Relations

ir@western-standard.com

www.western-standard.com

Source: Western Standard Energy Corp.